EXHIBIT (11)

STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS:
(In thousands, except number of days and per share data)

(A) Computation of the weighted average number of shares of common stock outstanding for the periods indicated:

QUARTERS ENDED APRIL 4, 2002 AND APRIL 5, 2001

				WEIGHTED
	SHARES OF	NUMBER OF DAYS	NUMBER OF	NUMBER OF SHARES
	COMMON STOCK	OUTSTANDING	SHARE DAYS	OUTSTANDING

Quarter Ended April 4, 2002

January 4 - April 4	7,081	91	644,397
Shares Issued	28	Various	1,207
	7,109		645,604	7,095
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Quarter Ended April 5, 2001

January 5 - April 5	7,041	91	640,683
Shares Issued	20	Various	806
	7,061		641,489	7,049
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TWO QUARTERS ENDED APRIL 4, 2002 AND APRIL 5, 2001

				WEIGHTED
SHARES OF		NUMBER OF DAYS	NUMBER OF	NUMBER OF SHARES
COMMON STOCK		OUTSTANDING	SHARE DAYS	OUTSTANDING

Period Ended April 4, 2002

October 1- April 4	7,065	186	1,314,054
Shares Issued	44	Various	3,230
	7,109		1,317,284	7,082
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Period Ended April 5, 2001

October 1- April 5	7,027	187	1,314,125
Shares Issued	34	Various	2,849
	7,061		1,316,974	7,043
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(B) Computation of Loss Per Share:

Computation of loss per share is net loss divided by the weighted average number of shares of common stock outstanding for the periods indicated:

	QUARTER ENDED		TWO QUARTERS ENDED
	April 4,	April 5,	April 4,	April 5,
	2002	2001	2002	2001
Basic:
Weighted average number of shares
of common stock outstanding	7,095	7,049	7,082	7,043

Net loss	($1,139)	($1,226)	($1,029)	($ 706)

Net loss per share	($ 0.16)	($ 0.17)	($ 0.15)	($ 0.10)
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Assuming dilution:
Weighted average number of shares
of common stock outstanding	7,095	7,049	7,082	7,043
Net effect of dilutive stock
options-not included if the
effect was antidilutive	0	0	0	0
Total	7,095	7,049	7,082	7,043

Net loss	($1,139)	($1,226)	($1,029)	($ 706)

Net loss per share	($ 0.16)	($ 0.17)	($ 0.15)	($ 0.10)
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